Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-166179, 333-192295 and 333-203460) and Form F-3 (File No.333-221129) of our reports dated April 19, 2019, relating to (1) the financial statements and financial statement schedules of Huazhu Group Limited, its subsidiaries and variable interest entities (the “Group”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of new accounting standards and convenience translation of Renminbi amounts to U.S. dollar amounts), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Huazhu Group Limited for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
April 19, 2019